UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.__)

______________________

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ATRICURE, INC.
(Name of Registrant as Specified In Its Charter)
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On April 7, 2025, AtriCure, Inc. (“AtriCure” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its upcoming Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Monday, May 19, 2025 at 11:00 a.m. Eastern time. On May 5, 2025, AtriCure issued the below letter to its stockholders.

THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

Dear Stockholders,
We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all of the Company’s proxy proposals in the Proxy Statement.
It has come to our attention that concerns have been expressed by Institutional Shareholder Services (“ISS”) and Glass Lewis regarding our Say-on-Pay Proposal. Each is recommending that stockholders vote “Against” this proposal. AtriCure is committed to strong performance results, as evidenced by our 92% average Say-on-Pay support level over the preceding five-year period, and we want to take this opportunity to respond to the recommendations of ISS and Glass Lewis.
For the reasons set forth in the Proxy Statement and this letter, we are asking you to approve our Say-on-Pay Proposal by voting “For” Proposal No. 4. We also encourage you to read the section titled “Corporate Governance and Board Matters” beginning on page 10 and “Compensation Discussion and Analysis” beginning on page 32 of the Proxy Statement.
Say-on-Pay Proposal
Our compensation philosophy is rooted in a pay for performance approach while also considering internal equity and fairness. This approach is designed to strongly link executive officer compensation to our performance. Executive incentive compensation is tied to measurable results intended to create long-term value for our stockholders. Our executive compensation program is designed to promote the following objectives:
•To align the interests of our executives with those of our stockholders who intend to stay invested over a multi-year period;
•To attract, motivate and retain talented executives; and
•To compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives.
To achieve these goals, the Compensation Committee of our Board (the “Compensation Committee”), in consultation with its independent compensation consultant, carefully designed our executive compensation program to provide base salaries that promote responsibility, individual performance, internal fairness and external competitiveness, as well as a program that features both annual incentive awards that are payable upon achievement of annual financial and management objectives, and long-term equity incentives that are intended to align and strengthen the mutuality of interest among management, employees and our stockholders.
The Compensation Committee believes our executive compensation program is well suited for AtriCure at this point in our growth and life cycle. We believe that each proxy advisory firm’s standardized voting policies and “say-on-pay” analyses assess our program through the lens of a much more mature company than we currently are and on the basis of peer companies that do not truly reflect AtriCure’s market peers. Therefore, we believe that their “Against” recommendations on Proposal No. 4 are unwarranted.
CEO Special Performance Share Unit Award
With respect to concerns raised by ISS and Glass Lewis regarding the 2024 long term incentive compensation of our President and Chief Executive Officer, Michael Carrel, in 2024, the Compensation Committee approved a special grant of Performance Share Units (PSUs) to him, in addition to his regular equity grant, resulting in an overall mix of equity grants for him of 85% long-term performance share awards and units (at target) and 15% time-based restricted stock. The Compensation Committee did not take this decision lightly as governance remains at the forefront of its decision-making process.
The Compensation Committee believes that this special equity grant to Mr. Carrel, which includes rigorous, predetermined performance conditions, incentivizes long-term growth and execution to improve shareholder value over a sustained period, and is well aligned with shareholder interests. The performance criteria focus on the appreciation of the Company's stock price over a four-year period, with escalating target stock prices ranging from $50 per share up to $100 per share. Provided the simple moving average of the Company’s closing share price during the 60 consecutive calendar days immediately prior to and including the measurement period dates meet the predetermined stock price targets, the PSUs will vest. However, PSUs that do not vest on the last day of the measurement period are forfeited.
ISS and Glass Lewis recognize the rigor of the performance criteria and the award structure. ISS says, “The award itself is tied to stock price hurdles that appear to be rigorous and the structure of the award does not otherwise raise concern.” Glass Lewis says, “We recognize the stock price goals are sufficiently rigorous, requiring share price appreciation of at least 37% to 175% compared to the stock price on the grant date.”
The Compensation Committee considered that for the Company and its stockholders to fully achieve the benefits of our long-term strategy and vision, it was critically important to retain Mr. Carrel. During Mr. Carrel's twelve-year tenure, no such awards have previously been granted. Following consultation with Korn Ferry, the Compensation Committee’s independent compensation consultant, the Compensation Committee determined that a special equity grant with rigorous predetermined performance criteria directly tied to the appreciation in market value of the Company’s stock was appropriate. With these considerations in mind, the Compensation Committee designed an award that:
•Provides additional incentive to drive increased stockholder value, aligning with our long-term stockholders' interest of improving valuation of the Company;
•Includes performance criteria thresholds representing significant appreciation in share price of the Company's common stock and implied valuation, directly incentivizing increased stockholder value. The minimum threshold for attainment of performance criteria and 10% of the award vesting represents greater than 37% appreciation in share price of the Company's common stock compared to the Company's stock price on grant date, and the maximum threshold for attainment of performance criteria and 25% of the award vesting represents greater than 175% appreciation in share price. The weighted average threshold for attainment of performance criteria represents approximately 119% appreciation in the Company's stock price;
•Provides for five escalating performance criteria within three performance measurement periods, ending on March 1, 2028, and stipulates that performance share units are forfeited if the performance criteria are not met within the specified measurement periods;
•Provides for weighting of performance criteria to reward greater increases in stockholder value; and
•Includes limited termination protections and only vest following termination of service by reason of death or disability or change in control based on the performance criteria achieved as of the termination date or in connection with a change in control as specified in the agreement.
ISS states that our CEO long term incentive award for 2024 “contributed to a pay-for-performance misalignment… driven by a large one-time retention grant.” While ISS makes clear that the structure of the award does not raise concern and the award itself is tied to stock price hurdles that ISS concedes are “rigorous,” that’s not good enough for ISS. Rather, ISS purports to be concerned with what it describes is a “lack of fulsome rationale” for the grant. Glass Lewis similarly says, “while we acknowledge the disclosed rationale for the award, which was to incentivize long-term growth and execution to improve shareholder value, we believe the Company has not provided sufficient rationale regarding the size of the award and the necessity to grant additional awards outside of its regular pay program.”
We strongly and respectfully disagree with ISS and Glass Lewis. We believe that the current market valuation of our stock fails to adequately reflect our ongoing execution of our financial goals and objectives and the market opportunity in front of us. Recognizing this disconnect between share price and our financial execution, our Compensation Committee desired to provide a meaningful incentive to our CEO to address this disconnect. Further, in determining the size of the CEO’s special equity grant to Mr. Carrel, the Compensation Committee considered multiple factors, including, but not limited to, similarly structured grants at other companies, the special grant in relation to Mr. Carrel’s annual grant, and the perceived value for achievement of the challenging stock hurdles. We disclose in our proxy statement that our Compensation Committee believes that the special equity grant to our CEO, which includes rigorous predetermined performance conditions, as each of ISS and Glass Lewis recognizes, incentivizes long-term growth and execution to approve shareholder value, and is well aligned with shareholder interests.
Additional Disclosures Requested by ISS
ISS based its recommendation on other purported disclosure concerns with respect to performance equity, stating “the company does not provide disclosure of forward-looking or retrospective goals for the primary metric under the LTI program, and does not provide full disclosure of closing cycle performance.” ISS states that the Performance Share Awards

(PSAs) granted under the LTI program are tied 75% to three-year revenue CAGR and 25% to three-year relative Total Shareholder Return (TSR). ISS took issue with the fact that the revenue CAGR targets were not forwardly disclosed.
In fact, the Company has disclosed the forward-looking information in the PSA Award Agreement filed with the Company’s Form 10-K. As shown in the award agreements and the table below, the revenue CAGR component payout range and goals are clearly outlined and exceeded the Company’s publicly stated objective at the time of the grant to achieve revenue growth better than 15% annually. Furthermore, the target revenue CAGR of the awards exceeded the consensus of our analyst revenue estimates for the same period.

Revenue CAGR Component (75% of PSA)
Revenue compound annual growth rate (CAGR) is measured relative to fiscal year 2023 worldwide revenue of $399.2 million. Acquisitions and other business developments may result in adjustments pursuant to Section 8 of the Agreement.

	2024-2026 Revenue CAGR	Payout*
Maximum	>=26%	300%
Stretch	20%	200%
Target	16%	100%
Threshold	14%	50%
Below Threshold	<14%	0%
*Payout as a percentage of target number of shares of Performance Stock subject to this award; linear interpolation between goals.
With respect to the retrospective disclosure of goals and achievement for the PSAs awarded in 2022, the Company has disclosed that the shares were earned overall at 96% of target. To provide further disclosure, the Company is setting forth below the goals and achievement percentages for the fiscal 2022 PSA awards:

Weighting of PSA Components		60% of PSA	40% of PSA
	Vesting %	2022-2024 Revenue CAGR	rTSR
Threshold	50%	14%	30th percentile
Target	100%	20%	55th percentile
Stretch	200%	23%	80th percentile
Maximum	300%	26%	95th percentile
Final Result		19.3% CAGR	64th percentile
% of target shares		94%	100% ATRC TSR was negative therefore shares were capped at target achievement
Additionally, ISS states that “disclosure around clinical and strategic goals and achievements as they related to the annual incentive program is somewhat lacking” with respect to the remaining 30% metric for the annual incentive plan. In particular, ISS acknowledges that “goals are described with additional detail” in the Company’s proxy statement but still feels that specific targets for all of the “Pillar & People” objectives were not disclosed.
In fact, the Company does disclose all ten of the objectives that make up the “Pillar & People” objectives in the Company’s proxy statement. On page 39 of the proxy statement, the Company discloses that the objectives include: (i) 3 Innovation goals including multiple product clearance and development milestones (with examples provided); (ii) 4 Clinical Science goals related to specific enrollment levels for clinical trials, premarket approvals and evidence development (with examples provided); (iii) 2 Education and Adoption goals that involve increased product adoption, retention and growth of customer accounts (with an example included); and (iv) 1 People goal for attracting and retaining diverse talent. The Company believes the disclosure provided is not lacking detail and provides a breakdown of each of the ten objectives with detail and examples provided. The Company and Board of Directors also believe that any further detail about these objectives would create competitive harm to the Company.
Why You Should Vote to Approve Our Say-on-Pay Proposal
ISS and Glass Lewis base their recommendation on what they perceive is a disconnect between pay and performance and a lack of purported disclosure. We believe this analysis is flawed and that the compensation received by our CEO and other named executive officers in 2024 is aligned with our performance and that the Company has provided robust disclosure.
Furthermore, the peer groups constructed by each proxy advisory firm to compare to our reported pay and performance do not align with the peer group our Compensation Committee selected as appropriate for informing our executive compensation programs even though the majority of companies within our peer group are matched to the ISS and Glass Lewis peer groups. As further described in our Proxy Statement on page 37, the Compensation Committee, with the assistance of our independent compensation consultant, conducted a review of our peer group based on industry, revenue, business life cycle and other pertinent criteria to verify current peers and identify new peers. The Compensation Committee believes that our peer group represents companies in our broad labor market for talent, while maintaining comparability with sufficient group size to avoid distortions from a single company and ensuring sufficient and credible data.
To assist you in evaluating our Say-on-Pay Proposal, we would like to provide you with the following additional information and context regarding certain aspects of our executive compensation program:
•A Significant Portion of Executive Pay is Not Guaranteed. Consistent with the belief of the Compensation Committee that a significant percentage of our executive officers’ total compensation package should be “at risk” in the form of performance-based compensation, in 2024 approximately 92% of the Company’s CEO total compensation is variable or “at risk” while approximately 84% of the other named executive officers’ total compensation is variable or “at risk”.

•Our Compensation Program Uses Multiple Performance Metrics. To align pay with performance, our executive compensation program uses multiple performance metrics for annual incentive awards, which mitigates the risk of undue influence of a single metric annual incentive award. The Company also regularly engages with investors regarding the performance metrics that are most important. Based on this engagement, beginning in 2021 the long-term performance share awards include relative total shareholder return as a market metric. Payout of shares under the TSR component of long-term performance share awards is capped at target if AtriCure’s TSR is negative.

•The Compensation Committee Sets Challenging Target Objectives. The Compensation Committee used revenue growth to measure financial performance because it believed this metric is highly linked to creating both short and long-term value for stockholders. The Compensation Committee also used functional objectives, or “pillar objectives,” related to innovation, clinical science, education, and people, because it believes the achievement of these strategic objectives will result in long-term value creation for stockholders.

•The Company Maintains Double-Trigger Change in Control Agreements. The Compensation Committee considered feedback from proxy advisory firms, including ISS and Glass Lewis, and stockholders from previous say-on-pay proposals and the negativity on the Company’s change in control agreements. In order to align executive pay with stockholders’ feedback, the Company now maintains change in control agreements with certain of its named executive officers that require termination during a change in control period for severance payments to occur.

•Worldwide Revenue Growth is an Important Metric for our Investors. The Compensation Committee recognizes that both the annual incentive plan and the long-term performance share awards utilize the Company’s worldwide revenue growth metric. The Company and Compensation Committee believe that at this time it is appropriate for the Company to utilize worldwide revenue growth as a performance metric for both the annual incentive plan and the long-term performance share awards because of the importance of this metric to the Company’s investors and resulting market valuation. The Company believes that many of its current and prospective investors view worldwide revenue growth as the single most important performance metric of the Company.

•2024 Performance Highlights. As further described in our Proxy Statement on pages 32-34, during fiscal year 2024, we achieved several notable milestones and accomplishments which included the following:
oIn fiscal 2024, procedures using the Company’s products benefited over 200,000 patients globally.
oRevenue for 2024 was $465.3 million, an increase of 16.5 % compared to 2023 revenue. Revenue growth resulted from deepening market penetration and continuing physician adoption of our products across franchises. Key drivers of our 2024 revenue growth include products such as our EnCompass® clamp in open ablation, cryoSPHERE® probe for post-operative pain management and AtriClip Flex⋅V® device for appendage management. Product development and regulatory milestones associated with each of these products were previously featured as “Pillar Objectives” within our corporate incentive plan.
oWe launched several new products, including our cryoSPHERE®+ and cryoSPHERE MAX™ probes for pain management, and our AtriClip® Flex-Mini™ device, each contributing to revenue growth in 2024.
oPositive Adjusted EBITDA (a non-GAAP measure) of $31.1 million in 2024, an improvement of $11.7 million or 60% over 2023 results.

For the foregoing reasons and the reasons set forth in our Proxy Statement, we urge you to approve our Say-on-Pay Proposal by voting “For” Proposal No. 4.

We appreciate your time and consideration on this matter and ask for your support of the Board’s recommendation. Our Proxy Statement and this supplemental proxy material is available at ir.atricure.com.

Sincerely,

/s/ Angela L. Wirick

Angela L. Wirick
Chief Financial Officer
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VOTING MATTERS; REVOCABILITY OF PROXIES
Except as described in this supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of AtriCure common stock. There are no changes to the proxy card or voting instruction form previously mailed to stockholders.
If you have already voted by Internet, telephone or by mail, then you do not need to take any action unless you wish to change your vote. If you have not yet voted, please do so as soon as possible. If you have already voted and wish to change your vote based on any of the information contained in this supplement or otherwise, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Important information regarding how to vote your shares of AtriCure common stock and how to revoke a proxy already given is available in the Proxy Statement under the captions “Questions and Answers” and “Questions and Answers—What if I want to revoke and change my vote?” Votes already cast will remain valid and will be voted at the Annual Meeting unless changed or revoked.
As a stockholder, your vote is very important and the AtriCure Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of AtriCure common stock that you own.